Exhibit 10.2
THE PROGRESSIVE CORPORATION
AMENDMENT NO. 1 TO 2021 GAINSHARING PLAN

    This Amendment No. 1 is dated as of March 5, 2021. In accordance with Section 13 of The Progressive Corporation 2021 Gainsharing Plan (“Plan”), Section 2 of the Plan is hereby amended and restated in its entirety to read as follows:

    2.    Participants. Subject to the last sentence of this Section 2, plan participants for each Plan year shall include all officers and regular employees of Progressive unless determined otherwise by the Committee. Temporary employees are not eligible to participate in the Plan. Throughout this Plan, references to “executive officers” refer to executive officers of The Progressive Corporation within the meaning of any Securities and Exchange Commission (“SEC”) or New York Stock Exchange rule applicable to the Company. Notwithstanding the foregoing, employees of Protective Insurance Corporation (“Protective”) and its subsidiaries and affiliates will not be eligible to participate in the Plan for the calendar year in which the closing of the transactions contemplated by that certain merger agreement among The Progressive Corporation, an indirect wholly-owned subsidiary thereof, and Protective, dated February 14, 2021, occurs.